Exhibit 99.1
International Flavors & Fragrances Inc.

FOR IMMEDIATE RELEASE

IFF Elects Douglas D. Tough and Katherine M. Hudson to Board of Directors

New York City, September 16, 2008 International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances, announced today that Douglas D. Tough, 59, Chief Executive Officer of Ansell Limited (ASX:ANN) located in Australia, and Katherine M. Hudson, 61, former Chairman, President and CEO of Brady Corporation (NYSE:BRC), Milwaukee, Wisconsin, have been elected to IFF's Board of Directors effective October 1, 2008.

With these additions, IFF's Board of Directors is now comprised of 12 independent members as well as Robert M. Amen, Chairman and Chief Executive Officer of IFF, for a total of 13 Directors.

“Doug and Katherine bring highly relevant, CEO-level experience to IFF,” said Mr. Amen.  “We are delighted they have agreed to join our Board and look forward to leveraging their insights as we expand IFF’s position as an innovator in the flavors and fragrances industry.”

Mr. Tough was named CEO and Managing Director of Ansell Limited, a $1.1 billion global leader in healthcare barrier protection, in 2004 and is a member of its Board of Directors.  Prior to joining Ansell, Mr. Tough had a 17-year career with Cadbury Schweppes Plc. where he held a variety of positions including President of Cadbury Beverages International from 1992-1996 and President, Africa, India, Middle East and Europe Division from 1996-2000.  From 2000-2003, he was President and CEO of Dr Pepper/Seven Up, Inc. Mr. Tough began his career with The Procter & Gamble Company in 1974.  He holds an MBA from the University of Western Ontario and a bachelor’s degree from the University of Kentucky.

Ms. Hudson was Chairman, President and CEO of Brady Corporation, a $1.4 billion manufacturer of identification and specialty products, from 1994-2004, a period in which the company’s annual revenues more than doubled.  Previously, she was with Eastman Kodak Company for 24 years as Vice President and Director, Corporate Information Systems, from 1988-1991, and Vice President and General Manager, Professional, Printing and Publishing Imaging Division from 1992-1993.  Ms. Hudson holds a B.S. in Business Management from Indiana University.  She currently sits on the Board of Charming Shoppes, Inc.

About International Flavors & Fragrances Inc.

IFF is a leading global creator of flavors and fragrances used in a wide variety of consumer products and packaged goods.  Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionary and food products.   The Company leverages its competitive advantages of brand understanding and consumer insight combined with its focus on R&D and innovation, to provide customers with differentiated product offerings.  A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 31 countries worldwide. For more information, please visit our Web site at www.iff.com.

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Investor Contact:  Yvette Rudich
International Flavors & Fragrances Inc.
Director of Corporate Communications
212-708-7164

Media Contact: Melissa Sachs
International Flavors & Fragrances Inc.
Manager, Corporate Communications
212-708-7278